Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	William W. Krippaehne Jr. of Fisher Communications, Inc. 206-404-6783

Fisher Communications Announces Completion of Sale of Portland Radio Stations

SEATTLE—(BUSINESS WIRE)—Dec. 18, 2003—Fisher Communications (Nasdaq: FSCI) today announced that Fisher Broadcasting – Portland Radio, LLC, one of its broadcasting subsidiaries, has completed the sale of substantially all of the assets of its two Portland, Oregon radio stations, KWJJ-FM and KOTK(AM), to Entercom Communications Corp. The purchase price paid for the two stations was $44 million.

Net proceeds after income taxes, escrow items, and closing costs were approximately $34 million. Fisher expects to use the majority of the net proceeds to pay down corporate debt. Fisher Communications will recognize an after-tax gain of approximately $8 million on the sale.

Fisher was assisted in this transaction by media broker Kalil & Co., Inc.

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Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 10 network-affiliated television stations are located in the Northwest, and its 27 radio stations broadcast in Washington and Montana. Other media operations currently include Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as “aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the statement that Fisher intends to use the majority of the net proceeds of the sale of the two Portland radio stations to reduce outstanding debt. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in the forward-looking statements. Without limitation, these factors include that Fisher may decide to use the proceeds for other purposes and/or incur additional debt for unanticipated business reasons. Other factors that could cause actual results to differ materially from those predicted in Fisher’s forward-looking statements are set out in the Fisher’s reports filed with the SEC, including its Quarterly Report on Form 10-Q for the third quarter of 2003, filed on November 14, 2003. The forward-looking statements in this press release speak only as of the date on which they are made, and Fisher does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Fisher Communications, Inc.